NEWS RELEASE October 1, 2025 FOR IMMEDIATE RELEASE CONTACT: Randall M. Chesler (406) 751-4722 Ron J. Copher (406) 751-7706 GLACIER BANCORP COMPLETES ACQUISITION OF GUARANTY BANCSHARES, INC. IN MOUNT PLEASANT, TEXAS KALISPELL, MONTANA (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (“Glacier”) (NYSE: GBCI), today announced the completion of its acquisition of Guaranty Bancshares, Inc. (“Guaranty”) (NYSE: GNTY), the bank holding company for Guaranty Bank & Trust, N.A. (“Guaranty Bank & Trust”), a community bank headquartered in Mount Pleasant, Texas. A new division, “Guaranty Bank & Trust, Division of Glacier Bank” will be formed and operate through 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston, Bryan/College Station and Austin markets. As of June 30, 2025, Guaranty had total assets of $3.1 billion, total loans of $2.1 billion and total deposits of $2.7 billion. About Glacier Bancorp, Inc. Glacier Bancorp, Inc. is the parent company for Glacier Bank and its bank divisions: Altabank (American Fork, UT), Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), The Foothills Bank (Yuma, AZ), Valley Bank (Helena, MT), Western Security Bank (Billings, MT), and Wheatland Bank (Spokane, WA). Visit Glacier’s website at www.glacierbancorp.com. Forward-Looking Statements This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "estimate," "anticipate," "expect," "will," and similar references to future periods. Such forward-looking statements include but are not limited to statements regarding the potential benefits of the business combination transaction involving Glacier and Guaranty, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts regarding either company or the combination of the companies. These forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, that may cause actual results or events to differ materially from those projected, including but not limited to the following: risks that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Glacier and Guaranty operate; uncertainties regarding the ability of Glacier Bank and Guaranty Bank & Trust to promptly and effectively integrate their businesses, including into Glacier Bank's existing division structure; uncertainties regarding the reaction to the transaction of the companies' respective customers, employees, and contractual counterparties; and risks relating to the diversion of management time on merger- related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. Glacier undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report. For more information, see the risk factors described in Glacier's Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the SEC.